Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

FOURTH QUARTER & FULL YEAR 2016 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for First Quarter 2017

EVANSTON, Ill., March 2, 2017 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Financial Highlights

•	Total investment income of $17.3 million

•	Net investment income of $7.8 million, or $0.39 per share

•	Adjusted net investment income of $8.8 million, or $0.43 per share(1)

•	Net increase in net assets resulting from operations of $12.6 million, or $0.62 per share

•	Invested $93.4 million in debt and equity securities, including seven new portfolio companies

•	Received proceeds from sales and realizations of $45.6 million

•	Paid special dividend of $0.04 per share and regular quarterly dividend of $0.39 per share on December 16, 2016

•	Raised net proceeds from equity offering of $51.0 million

•	Net asset value (NAV) of $353.8 million, or $15.76 per share, as of December 31, 2016

Full Year 2016 Financial Highlights

•	Total investment income of $60.2 million

•	Net investment income of $26.6 million, or $1.45 per share

•	Adjusted net investment income of $29.6 million, or $1.62 per share(1)

•	Net increase in net assets resulting from operations of $41.6 million, or $2.27 per share

•	Invested $197.8 million in debt and equity securities, including 13 new portfolio companies

•	Received proceeds from sales and realizations of $137.5 million

•	Paid regular dividends totaling $1.56 per share and special dividends of $0.04 per share

•	Raised net proceeds from equity offerings of $94.7 million

•	Estimated spillover income (or taxable income in excess of distributions) as of December 31, 2016 of $13.2 million, or $0.59 per share

Management Commentary

“Our robust fourth quarter financial and operational results capped off a very solid fiscal 2016. Among our achievements in 2016, we generated adjusted net investment income of $29.6 million, or $1.62 per share, covering both our regular and special dividends for the year. We also grew NAV by 3.9% on a per share basis year over year, demonstrating our differentiated investment strategy and underwriting discipline,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “In the fourth quarter, our debt and equity portfolio generated sound financial results with adjusted net investment income of $8.8 million, or $0.43 per share. In addition, we invested a record $93.4 million in the quarter and, owing to a robust M&A environment, closed on seven new portfolio investments across a diverse range of industries while maintaining our emphasis on quality over quantity. Following the completion of a successful equity raise in the quarter, we ended the year with approximately $158 million of available liquidity and remain well positioned to continue to selectively grow and further diversify our investment portfolio with a focus on generating attractive risk adjusted returns.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Fourth Quarter 2016 Financial Results

For the three months ended December 31, 2016, total investment income was $17.3 million, an increase of $2.2 million, or 14.6%, over the $15.1 million of total investment income for the three months ended December 31, 2015. The increase was attributable to a $1.6 million increase in dividend income due to increased levels of distributions received from equity investments, a $0.5 million increase in interest income resulting from higher average debt investment balances outstanding, and a $0.1 million increase in fee income resulting from a higher level of investment activity during the three months ended December 31, 2016, as compared to the three months ended December 31, 2015.

For the three months ended December 31, 2016, total expenses, including income tax provision, were $9.5 million, an increase of $1.6 million or 20.3%, over the $7.9 million of total expenses, including income tax provision, for the three months ended December 31, 2015. Interest and financing expenses for the three months ended December 31, 2016 were $2.7 million, an increase of $0.1 million or 3.8%, compared to $2.6 million for the three months ended December 31, 2015 as a result of higher average balances of SBA debentures and borrowings under the Credit Facility outstanding during the period. The base management fee increased $0.2 million, or 10.0%, to $2.2 million for the three months ended December 31, 2016 due to higher average total assets, less cash and cash equivalents, for the three months ended December 31, 2016 as compared to the three months ended December 31, 2015. The incentive fee for the three months ended December 31, 2016 was $3.2 million, a $1.2 million, or 60.0%, increase from the $2.0 million incentive fee for the three months ended December 31, 2015, which was primarily the result of a $0.8 million increase in the capital gains incentive fee to $1.0 million. The administrative service fee, professional fees and other general and administrative expenses totaled $1.0 million for both the three months ended December 31, 2016 and 2015.

Net investment income for the three months ended December 31, 2016 was $7.8 million, which was an increase of $0.6 million, or 8.3%, compared to net investment income of $7.2 million during the three months ended December 31, 2015, as a result of the $2.2 million increase in total investment income as compared to only a $1.6 million increase in total expenses, including income tax provision.

For the three months ended December 31, 2016, the total net realized (loss) on investments was $(8.1) million. During the three months ended December 31, 2016, net change in unrealized appreciation on investments was $12.9 million attributable to (i) the reversal of net unrealized depreciation of $9.6 million related to the exit or sale of investments, resulting in unrealized appreciation, (ii) net unrealized depreciation of $(2.4) million on debt investments and (iii) net unrealized appreciation of $5.7 million on equity investments. During the three months ended December 31, 2016, no income tax provision for realized gains on investments was recorded.

As a result of these events, net increase in net assets resulting from operations during the three months ended December 31, 2016 was $12.6 million, an increase of $4.8 million, or 61.5%, compared to a net increase in net assets resulting from operations of $7.8 million during the prior year period.

Full Year 2016 Financial Results

Total investment income was $60.2 million, an increase of $5.9 million, or 10.9%, over the $54.3 million of total investment income for the year ended December 31, 2015. Total expenses, including income tax provision, were $33.6 million, an increase of $5.8 million or 20.9%, over the $27.8 million of total expenses, including income tax provision, for the year ended December 31, 2015. Net investment income was $26.6 million, an increase of $0.1 million, or 0.4%, compared to net investment income of $26.5 million during the year ended December 31, 2015.

Total net realized (loss) on investments was $(13.8) million for the year ended December 31, 2016 resulting from realized (losses) on investments in four portfolio companies, which were partially offset by realized gains on investments in seven portfolio companies. During the year ended December 31, 2016, net change in unrealized appreciation on investments was $29.0 million attributable to (i) the reversal of net unrealized depreciation of $21.5 million related to the exit or sale of investments, resulting in unrealized appreciation, (ii) net unrealized depreciation of $(10.3) million on debt investments and (iii) net unrealized appreciation of $17.8 million on equity investments.

As a result of these events, net increase in net assets resulting from operations during the year ended December 31, 2016 was $41.6 million or $2.27 per share, compared to a net increase in net assets resulting from operations of $26.0 million, or $1.60 per share, during the year ended December 31, 2015.

Portfolio and Investment Activities

As of December 31, 2016, Fidus had debt and equity investments with an aggregate fair value of $524.5 million, or 104.8% of cost, in 53 active portfolio companies and four portfolio companies that have sold their underlying operations. The average portfolio investment on a cost basis was $9.4 million, which excludes investments in the four portfolio companies that have sold their operations and are in the process of winding down. Fidus held equity ownership in 86.0% of its portfolio companies as of December 31, 2016. During the fourth quarter ended December 31, 2016, Fidus made debt and equity investments of $93.4 million, including investments in seven new portfolio companies and received proceeds from sales and realizations of $45.6 million. As of December 31, 2016, the weighted average yield on debt investments (excluding any debt investments on non-accrual, if any) was 13.1%.

Fourth quarter 2016 investment activity included the following new portfolio company investments:

•	Accent Food Services, LLC, a leading provider of customized fresh food, snacks, and refreshment services. Fidus invested $15.3 million in subordinated notes and common equity.

•	Comprehensive Logistics Co., Inc., a leading third-party logistics provider and value add assembly manufacturer serving OEMs and Tier 1 suppliers in the automotive and other end markets. Fidus invested $15.0 million in subordinated notes.

•	Fiber Materials, Inc., a manufacturer of high temperature advanced composite materials for the defense, aerospace, and commercial markets. Fidus invested $5.0 million in subordinated notes and common equity.

•	LNG Indy, LLC (doing business as Kinetrex Energy), a leading supplier of liquefied natural gas (“LNG”) in the Midwest. Fidus invested $6.0 million in subordinated notes and common equity.

•	Palmetto Moon, LLC, a retailer of apparel, giftware, and accessories. Fidus invested $9.9 million in senior secured notes and common equity.

•	Pugh Lubricants, LLC, a leading full-line regional distributor of automotive, commercial, and industrial lubricants. Fidus invested $12.8 million in subordinated notes and common equity.

•	Software Technology, LLC, a leading provider of financial/billing, practice management, and other software solutions to small and mid-sized law firms in the United States. Fidus invested $9.9 million in subordinated notes and common equity.

Liquidity and Capital Resources

As of December 31, 2016, Fidus had $57.1 million in cash and cash equivalents. SBA debentures outstanding were $224.0 million and unfunded SBA commitments totaled $51.0 million as of December 31, 2016. Fidus had no borrowings outstanding on its senior secured revolving credit facility as of December 31, 2016. The weighted average interest rate on debt outstanding as of December 31, 2016 was 4.1%.

Subsequent Events

•	On January 4, 2017, we invested $12.3 million in subordinated notes and common equity of Revenue Management Solutions, LLC, a leading provider of services that match, reconcile, and facilitate the posting of healthcare payments received against submitted claims from healthcare providers, benefit managers, and billing companies.

•	On February 3, 2017, we exited our debt and equity investments in Worldwide Express Operations, LLC (“Worldwide Express”). We received payment in full on our subordinated note, including a prepayment penalty, and sold a portion of our equity for a realized gain, net of estimated taxes, of approximately $5.0 million. Concurrently, we rolled over $4.0 million of our equity investment into a new equity investment in the portfolio company. On February 27, 2017, we invested $10.0 million in a subordinated note of Worldwide Express.

•	On February 28, 2017, we repaid $24.8 million of SBA debentures with an interest rate of 6.2% which would have matured on March 1, 2018.

•	On February 28, 2017, we invested $10.5 million in subordinated notes and common equity of TransGo, LLC, a specialty manufacturer and designer of aftermarket automotive transmission parts and repair kits.

•	On February 28, 2017, we exited our debt investment in Grindmaster Corporation. We received payment in full on our subordinated note, including a prepayment penalty.

First Quarter 2017 Dividend of $0.39 Per Share Declared

On February 14, 2017, the Company’s Board of Directors declared a regular quarterly dividend of $0.39 per share for the first quarter of 2017, payable on March 24, 2017 to stockholders of record as of March 10, 2017.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2017 taxable income, as well as the tax attributes for 2017 dividends, will be made after the close of the 2017 tax year. The final tax attributes for 2017 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter 2016 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, March 3, 2017. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 47871614.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on March 3, 2017 until 11:59pm ET on March 8, 2017 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 47871614. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	December 31, 2016	December 31, 2015
ASSETS
Investments, at fair value
Control investments (cost: $0 and $12,042, respectively)	$—	$618
Affiliate investments (cost: $113,995 and $105,930, respectively)	132,013	111,846
Non-control/non-affiliate investments (cost: $386,519 and $330,366, respectively)	392,441	330,805

Total investments, at fair value (cost: $500,514 and $448,338, respectively)	524,454	443,269
Cash and cash equivalents	57,083	31,657
Interest receivable	4,407	4,520
Prepaid expenses and other assets	798	1,222

Total assets	$586,742	$480,668

LIABILITIES
SBA debentures, net of deferred financing costs (Note 6)	$219,901	$209,394
Borrowings under credit facility, net of deferred financing costs (Note 6)	(462)	14,734
Accrued interest and fees payable	3,122	2,840
Due to affiliates	9,400	5,762
Taxes payable	555	400
Accounts payable and other liabilities	441	176

Total liabilities	232,957	233,306

Commitments and contingencies (Note 7)

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 22,446,076 and 16,300,732 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively)	22	16
Additional paid-in capital	340,101	246,307
Undistributed net investment income	9,626	13,887
Accumulated net realized gain (loss) on investments, net of taxes and distributions	(19,908)	(6,145)
Accumulated net unrealized appreciation (depreciation) on investments	23,944	(6,703)

Total net assets	353,785	247,362

Total liabilities and net assets	$586,742	$480,668

Net asset value per common share	$15.76	$15.17

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations

(in thousands, except shares and per share data)

	Three Months Ended December 31, (unaudited)		Years Ended December 31,
	2016	2015	2016	2015
Investment Income:
Interest income
Control investments	$—	$—	$—	$220
Affiliate investments	2,929	2,891	11,012	10,400
Non-control/non-affiliate investments	11,368	10,915	41,735	39,973

Total interest income	14,297	13,806	52,747	50,593
Dividend income
Affiliate investments	910	76	1,767	412
Non-control/non-affiliate investments	827	91	1,890	548

Total dividend income	1,737	167	3,657	960
Fee income
Affiliate investments	60	290	339	591
Non-control/non-affiliate investments	1,155	815	3,354	2,072

Total fee income	1,215	1,105	3,693	2,663
Interest on idle funds and other income	26	(3)	132	53

Total investment income	17,275	15,075	60,229	54,269

Expenses:
Interest and financing expenses	2,692	2,607	10,594	9,428
Base management fee	2,211	1,970	8,254	7,545
Incentive fee	3,157	1,959	10,369	6,481
Administrative service expenses	378	388	1,422	1,465
Professional fees	376	366	1,337	1,255
Other general and administrative expenses	264	229	1,227	1,212

Total expenses	9,078	7,519	33,203	27,386

Net investment income before income taxes	8,197	7,556	27,026	26,883
Income tax provision	356	381	425	390

Net investment income	7,841	7,175	26,601	26,493

Net realized and unrealized gains (losses) on investments:
Net realized (losses) on control investments	—	—	(12,041)	—
Net realized gains on affiliate investments	255	155	713	1,686
Net realized (losses) gains on non-control/ non-affiliate investments	(8,392)	2,482	(2,507)	7,845
Net change in unrealized appreciation (depreciation) on investments	12,939	(1,962)	29,009	(10,086)
Income tax (provision) benefit from realized gains on investments	—	(15)	(205)	39

Net gain (loss) on investments	4,802	660	14,969	(516)

Net increase in net assets resulting from operations	$12,643	$7,835	$41,570	$25,977

Per common share data:
Net investment income per share-basic and diluted	$0.39	$0.44	$1.45	$1.64

Net increase in net assets resulting from operation per share — basic and diluted	$0.62	$0.48	$2.27	$1.60

Dividends declared per share	$0.43	$0.43	$1.60	$1.60

Weighted average number of shares outstanding — basic and diluted	20,270,738	16,287,488	18,283,715	16,201,449

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months and years ended December 31, 2016 and 2015.

	($ in thousands) Three months ended December 31, (unaudited)		($ in thousands) Years ended December 31, (unaudited)
	2016	2015	2016	2015
Net investment income	$7,841	$7,175	$26,601	$26,493
Capital gains incentive fee expense (reversal)	960	135	2,994	(101)

Adjusted net investment income	$8,801	$7,310	$29,595	$26,392

	(Per share) Three months ended December 31, (unaudited)		(Per share) Years ended December 31, (unaudited)
	2016	2015	2016	2015
Net investment income	$0.39	$0.44	$1.45	$1.64
Capital gains incentive fee expense (reversal)	0.05	0.01	0.16	(0.01)

Adjusted net investment income (1)	$0.43	$0.45	$1.62	$1.63

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
Fidus Investment Corporation	(212) 838-3777
847-859-3940	jburfening@lhai.com